Eastern Light Capital's Shareholder Voting Period Extended

SAN FRANCISCO, CA -- (Marketwire - February 01, 2011) - Eastern Light Capital, Inc. ("ELC") (NYSE Amex: ELC), a real estate investment trust ("REIT"), announced today that the Special Shareholder meeting convened on January 31, 2011 was adjourned to allow additional shareholders to participate in the ballot. On Tuesday, February 8, 2011 at 10:00 am pacific, the meeting will reconvene at the Company's corporate headquarters, located at 100 Pine Street - Suite 560, San Francisco, California.

The shareholder proposal requires approval of sixty six and two thirds percent of the outstanding preferred shares and a majority of the common shares to become effective. The proposal seeks to convert each Series A Preferred Share into 1.25 common shares. Approval of the proposal will result in the issuance of approximately 246,146 additional common shares.

About Eastern Light Capital

Prior to 2007, the Company originated and invested in non-conforming, high yielding residential loans. In 2007 new management was installed, the Company eliminated the origination and investment in mortgage loans and focused on repaying debt and monetizing its existing loans and foreclosed properties. The Company's future investment plans include retaining its REIT status and investing in existing, leased, commercial properties utilizing limited leverage. The conversion of preferred shares into common shares will simplify the capital structure and may allow the Company to raise additional equity to implement the new business model, restore profitability, utilize its net operating loss carry forward and reinstate a sustainable dividend.

Forward-Looking Statements

This document contains "forward-looking statements" that inherently involve risks and uncertainties. ELC's actual results, operations and liquidity may differ materially from those anticipated in these forward-looking statements because of changes in the level and composition of ELC's investments and unseen factors. As discussed in ELC's filings with the Securities and Exchange Commission, these factors may include, but are not limited to, changes in general economic conditions, the availability of suitable investments, fluctuations in and market expectations of fluctuations in interest rates and levels of mortgage payments, deterioration in credit quality and ratings, the effectiveness of risk management strategies, the impact of leverage, the liquidity of secondary markets and credit markets, increases in costs and other general competitive factors.

Contact:
Eastern Light Capital, Incorporated, San Francisco
Richard Wrensen
Chief Executive Officer
(415) 693-9500
rwrensen@elcreit.com
www.elcreit.com